EXHIBIT 99.2

GEOGLOBAL PROVIDES UPDATE ON SARA-1 EXPLORATION DRILLING

Calgary, Alberta, Canada, October 22, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE MKT: GGR) today announced that the Sara-1 exploration well has reached a final Total Vertical Depth Subsea of 3,928 meters.  Based on the cutting samples and logging performed during the drilling, the Company encountered approximately 98 meters of high quality reservoir sands in the lower Miocene / upper Oligocene which had good porosity and permeability.  Although there were indications that gas has migrated through the system, the sands are wet with no commercial quantities of hydrocarbons present.

Wire line logs confirmed residual gas saturation in the reservoir suggesting hydrocarbon migration through the high quality sands.   GeoGlobal is in the process of abandoning the Sara-1 exploration well, which is expected to be completed by the end of October, at which point the Noble Homer Ferrington semi-submersible drill rig will be released.

"We completed the drilling of Sara-1 exploration well within the planned budget and timelines," said Paul B. Miller, President and CEO of GeoGlobal. "The result from the well did not meet our expectations but we believe there are additional prospects in the Myra and Sara licenses and the basin.  The Company will use the information it has acquired through these drilling operations to further refine the geological model and evaluate the other potential targets in Myra and Sara in conjunction with its partners.  Having completed the work programs in Myra and Sara the Company is now qualified as a Deep Water Operator in Israel.  We intend to use this qualification to open up new opportunities to us in the basin and abroad."

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995.

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption "Risk Factors" in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GEOGLOBAL RESOURCES INC. www.geoglobal.com Phone: +1-403-777-9250 Email: info@geoglobal.com	THE EQUICOM GROUP Nick Hurst Phone: +1-403-218-2835 Email: nhurst@equicomgroup.com	DEBBY COMMUNICATIONS Moshe Debby Phone: +1-972-3-5683000 Email: moshe@debby.co.il